Exhibit 3.139

KEYSTONE WSNC, L.L.C.

AMENDED AND RESTATED OPERATING AGREEMENT

THIS AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) of Keystone WSNC, L.L.C., a North Carolina limited liability company (the “Company”), is entered into and shall be effective as of January 1, 2011, by and between the Company and Keystone Education and Youth Services, LLC, the Company’s sole member (the “Member”).

NOW, THEREFORE, for and in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound, the Member and the Company hereby agree to the terms and conditions of this Agreement as it may from time to time be amended.

ARTICLE I. ORGANIZATION OF THE COMPANY

A. Formation and Name. The Member has established a limited liability company pursuant to the North Carolina Limited Liability Company Law, Chapter 57C of the North Carolina General Statutes, as amended from time to time (the “LLC Law”), and pursuant to the terms and conditions of this Agreement. The Company shall operate under the name “Keystone WSNC, L.L.C.” or any other name as approved from time to time by the Member. The Member has caused the Certificate of Organization to be filed with the North Carolina Department of the Secretary of State on November 30, 2004.

B. Purposes and Powers. The Company shall operate health care facilities for the purposes of providing behavioral health services; however, the Company shall have the power to engage in and do any and all businesses, acts, and activities for which limited liability companies may be organized under the LLC Law, upon the approval of the Member.

C. Term and Existence. The term of the Company’s existence shall be perpetual, unless the Company shall be dissolved in the manner set forth in this Agreement.

D. Defined Terms. All capitalized terms used in this Agreement shall have the definitions ascribed to them in the text of this Agreement.

E. Places of Business. The principal places of business of the Company shall be such locations as the Members may determine.

F. Principal Office. The principal office of the Company shall be located at 367 South Gulph Road, King of Prussia, Pennsylvania 19406, or any other such locations as may be determined by the Member.

G. Membership.

1. As used in this Agreement, the term “Member” means an entity who has been admitted to the Company as a Member and who has not ceased to be a Member at the relevant time of determination. On the date hereof, Keystone Education and Youth Services, LLC is the sole Member of the Company. The Member’s membership interest in the Company is freely transferable or assignable, in whole or in part, either voluntarily or by operation of law. No other entity or person may be admitted as a Member without the prior written consent of the Member.

2. If a new operating agreement or an amendment and restatement of this Agreement is not executed by the Members in connection with the admission of the first additional Member, this Agreement shall terminate upon the date the first additional Member is admitted.

3. The Member’s membership interest in the Company is equal to one hundred percent (100%). The Member’s membership interest shall not be represented by certificates.

H. Books and Records. Proper and complete records and books of account shall be kept at the principal office of the Company, or such other location as the Member shall determine, and shall be open during regular business hours for inspection and copying by the Member. The books of account shall be maintained on the accrual method in accordance with federal income tax method of accounting.

ARTICLE II. FINANCIAL AND TAX MATTERS

A. Capital Contributions. The Member has made a capital contribution upon admission as a Member of the Company. The Member’s capital account balance as of the date of this Agreement is as set forth on Exhibit “A.” The Member may, but is not required, to make any additional capital contributions to the Company as it may deem necessary or desirable. Without limiting the generality of the foregoing, the Member shall not be required to restore a negative balance in its capital account. The Member shall not receive interest on any capital contribution. The Company shall keep a record of the capital contributions made by the Member.

B. Advances by the Member. The Member may agree to loan funds or to guarantee obligations of the Company. A loan to the Company or guarantee of its obligations by the Member is not a capital contribution.

C. Distributions.

1. Distributions to Member. Except as otherwise provided in Article VI, distributions shall be made to the Member at such times and in such amounts determined by the Member and as permitted by applicable law.

2. No Distribution Upon Dissociation. Unless otherwise determined by the Member, no distributions will be paid to the Member upon the Member’s withdrawal from the Company in connection with a voluntary transfer or assignment of the Member’s entire membership interest in accordance with the provisions of the LLC Law and this Agreement.

ARTICLE III. MANAGEMENT OF THE COMPANY

A. Management. Except as otherwise explicitly provided in the LLC Law, by this Agreement, or by other applicable law, the business and affairs of the Company shall be vested in the Member. The Member shall have full and complete authority, power and discretion to manage, control, operate and conduct the business, affairs and properties of the Company and to make all decisions regarding those matters and to perform any and all acts or activities customary or incident to the management or operation of the Company’s business.

B. Voting. Any business or other action of the Member may be taken without a meeting, and any written consent or approval signed by the Member shall have the same force and effect as a vote taken at a meeting duly convened.

ARTICLE IV. BOARD OF GOVERNORS

A. Delegation of Authority. Subject to the reserved powers of the Member as set forth in this Agreement or by state or federal law, the Member hereby delegates authority for the operation of health care facilities owned by the Company to a Board of Governors, including the credentialing and appointment of the Medical Staffs of facilities owned by it.

B. Reserved Powers of the Member. Notwithstanding the foregoing, the following actions shall require the approval of the Member:

1.	Appointment and removal of members of the Board of Governors;

2.	Adoption of and amendment to this Agreement;

3.	The merger with, acquisition or sale of, the Company to any other corporate entity or person;

4.	The sale, lease, encumbrance or other disposition of substantially all of the assets of the Company or any facility or division operated by the Company;

5.	A filing for bankruptcy or insolvency, dissolution, conversion or liquidation of the Company;

6.	Expansion of the purposes of the Company as currently set forth in this Agreement and the Company’s Certificate of Organization;

7.	Commencement or cessation of a business activity that is inconsistent with the purposes of the Company as set forth in the Company’s Certificate of Organization and this Agreement;

8.	Approval of and amendments to the annual operating and capital budgets of the Company;

9.	Expenditures in excess of the Company’s approved annual operating budget;

10.	Incurrence of indebtedness in excess of $100,000, individually, or in the aggregate in any given year;

11.	Any single contractual commitment with an annual payment obligation (principal plus interest) in excess of $100,000;

12.	Any collective contractual commitments with a single person or entity (including its affiliates) with annual payment obligations in excess of $100,000 in the aggregate; and

13.	Transactions imposing personal obligations on the Member.

ARTICLE V. LIMITED LIABILITY; INDEMNIFICATION

A. Limited Liability. Except as otherwise required by non-waivable, mandatory provisions of applicable law, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member of the Company shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being the Member.

B. Indemnification. Except as prohibited by the laws of the State of North Carolina as they exist on the date hereof or as they may hereafter be amended, the Company shall indemnify the Member and any person who is or was an employee or other agent of the Company, or the legal representative of the Member and any such employee or agent (each an “Indemnitee”), from and against any and all claims, demands and expenses (including, without limitation, attorneys’ fees, judgments, fines, penalties, excise taxes and amounts paid in settlement) incurred by the Indemnitee by reason of the fact that such person or entity was the Member, or an employee or agent, of the Company or was at the request of the Company also serving as a manager, director, employee, officer, or agent of another entity (including, without limitation, any employee benefit plan). The right of indemnification created by this section shall be a contract right enforceable by an Indemnitee against the Company, and it shall be exclusive of any other rights to which an Indemnitee may otherwise be entitled. The provisions of this section shall inure to the benefit of the heirs and legal representatives of an Indemnitee. No amendment, alteration, change or repeal of or to this Agreement shall deprive any Indemnitee of any rights under this section with respect to any act or omission of such Indemnitee occurring prior to such amendment, alteration, change, addition or repeal.

ARTICLE VI. DISSOLUTION, LIQUIDATION, AND TERMINATION

A. Dissolution. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following:

1.	the written consent of the Member; or

2.	entry of a decree of judicial dissolution of the Company under the LLC Law.

B. The dissolution or bankruptcy of the Member or the occurrence of any other event that terminates the continued membership of the Member shall not cause the dissolution of the Company.

C. Upon dissolution, the Company shall cease carrying on any and all business other than the winding up of the Company business, but the Company is not terminated and shall continue until the winding up of the affairs of the Company is completed and a certificate of dissolution has been filed pursuant to the LLC Law. Upon the winding up of the Company, the Company’s property shall be distributed (i) first to creditors, including the Member if the Member is a creditor, to the extent permitted by law, in satisfaction of the Company’s liabilities, and then (ii) to the Member. Distributions shall be in cash or in property or partly, in both as determined by the Member.

ARTICLE VII. MISCELLANEOUS PROVISIONS

A. Binding Effect. The covenants and agreements herein contained shall extend to and be binding upon the parties hereto and their respective successors and assigns.

B. Interpretation. Section headings are intended for reference only and are not intended as substantive provisions of this Agreement. Unless the context clearly requires otherwise, all references to the masculine gender shall include the feminine and the neuter and vice versa.

C. Jurisdiction. All questions pertaining to the construction or validity of the provisions of this Agreement shall be governed by the domestic, internal law of the State of North Carolina without regard to its conflict of laws principles.

D. Entire Agreement. This Agreement contains the entire agreement between the parties regarding the subject matter contained herein and supersedes all prior written and oral agreements.

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IN WITNESS WHEREOF, and intending to be legally bound hereby, the Company and the Member have executed this Agreement on the day and year first above written.

KEYSTONE EDUCATION AND YOUTH SERVICES, LLC

By:	KEYS Group Holdings, LLC.
Its Sole Member

By:	UHS Children Services, Inc.
Its Sole Member

By:
Name: Steve Filton Title: Vice President

KEYSTONE WSNC, L.L.C.

By:	Keystone Education and Youth Services, LLC
Its Sole Member

By:	KEYS Group Holdings LLC
Its Sole Member

By:	UHS Children Services, Inc.
Its Sole Member

By:
Name: Steve Filton Title: Vice President

EXHIBIT A

Capital Account Balance

$100